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         [Robinson Silverman Pearce Aronsohn & Berman LLP Letterhead]


                                July 16, 1998

Kranzco Realty Trust
128 Fayette Street
Conshohocken, Pennsylvania 19428

         Re: Kranzco Realty Trust Registration Statement on Form S-4 (Registration No. 333-52743)
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Ladies and Gentlemen:

     We are rendering this opinion in connection with the registration by Kranzco Realty Trust, a Maryland real estate investment trust (the "Company"), pursuant to the above-captioned Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended, of $8,000,000 aggregate principal amount of the Company's ___ % Callable Convertible Notes due 2008 (the "Notes").

     In rendering this opinion, we have assumed (i) the Company is a real estate investment trust duly formed and existing by virtue of the laws of the State of Maryland and is in good standing with the State Department of Assessment and Taxation of Maryland, (ii) the Company has all requisite trust power and authority to execute and deliver the Indenture and the Notes and
(iii) the execution, delivery and performance by the Company of the Indenture and the Notes have been duly and validly authorized and approved by all requisite trust action of the Company. In addition, we have examined the Indenture, the Notes and the Company's Registration Statement. Furthermore, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

     Based on the foregoing, it is our opinion that each of the Notes, when issued in accordance with the terms of the governing Indenture, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, marshalling and other similar laws relating to creditors' rights generally or by general principles of equity (whether considered in an action at law or in equity) and to the discretion of the court before which any such proceeding may be brought. As the Company is a Maryland real estate investment trust, we express no opinion as to the validity of the Kranzco Common Shares into which the Notes are convertible.

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Kranzco Realty Trust
July __, 1998
Page 2

     Capitalized terms used and not defined herein shall have the respective meanings ascribed thereto in the Registration Statement.

     The opinions expressed herein are limited to the laws of the State of New York, and we express no opinion as to the affect on the matters covered by this letter of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus.

     We further consent to the use of this letter as an exhibit to applications to the Securities Commissioners of various States of the United States for registration or qualification of the Notes under securities laws of such States.

                                             Very truly yours,


                                             /s/
                                             Robinson Silverman Pearce
                                             Aronsohn & Berman LLP


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